Exhibit 99.1

WisdomTree Names Bryan Edmiston as Chief Financial Officer

Promotion Reflects Depth of Management and Operating Team

New York, NY – (GlobeNewswire) – May 25, 2021 – WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded product (“ETP”) sponsor and asset manager, today announced the Board of Directors appointed Bryan Edmiston as Chief Financial Officer, effective June 1, 2021.

Mr. Edmiston, 45, has served as Chief Accounting Officer since April 2018 and as Director – Financial Reporting and Accounting Policy since September 2016. In these roles, he has been responsible for overseeing WisdomTree’s accounting matters, including global financial accounting and reporting, the financial control environment and the global tax function.

“I am pleased to announce Bryan’s appointment to CFO and am confident he will continue to contribute to WisdomTree’s growth and operations in his expanded role,” said Jonathan Steinberg, WisdomTree Founder and CEO. “Bryan’s experience leading our financial accounting, reporting and tax function globally, as well as his overall knowledge of the industry, will have an immediate impact as we continue to see momentum in the core business. I am confident Bryan will provide strong leadership and is an excellent addition to our executive team.”

Mr. Edmiston said, “WisdomTree is experiencing strong growth as the company continues to invest in its people and key areas of innovation, as well as drive efficiencies in the business. As the CFO, I am excited to help us continue to drive financial performance and accelerate our growth trajectory, enhancing the company’s shareholder value.”

Prior to WisdomTree, Mr. Edmiston joined the broker-dealer subsidiary of Gleacher & Company, Inc. as a Managing Director responsible for Accounting Policy and SEC Reporting in December 2009. In July 2010, he also assumed the role of Controller of this subsidiary. From August 2011 to September 2016, he served as Controller and principal accounting officer of Gleacher. Mr. Edmiston was also a Senior Manager within the Banking & Capital Markets Assurance Practice at PricewaterhouseCoopers LLP, having been employed there from September 1997 to December 2009 while servicing a number of clients in the financial services industry. He received a B.B.A. in Accounting from Pace University and is a Certified Public Accountant.

Mr. Edmiston will succeed Amit Muni, who is leaving WisdomTree to accept alternative employment. Mr. Muni will stay on through May 31, 2021, to ensure an orderly transition.

“On behalf of our Board of Directors and the WisdomTree team, I’d like to thank Amit for his exceptional leadership, commitment and contributions throughout the last 13 years,” said Steinberg. “During his tenure, he has created tremendous value for our company and our shareholders, and I wish Amit all the best at his new opportunity.”

About WisdomTree

WisdomTree Investments, Inc. through its subsidiaries in the U.S. and Europe (collectively, “WisdomTree”), is an ETF and ETP sponsor and asset manager headquartered in New York. WisdomTree offers products covering equity, commodity, fixed income, leveraged and inverse, currency, cryptocurrency and alternative strategies. WisdomTree currently has approximately $74.0 billion in assets under management globally. For more information, please visit www.wisdomtree.com or follow us on Twitter @WisdomTreeETFs.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

Contact Information:

Media Relations

WisdomTree Investments, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com / wisdomtree@fullyvested.com